FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of January 25, 2008, by and between G8WAVE HOLDINGS, INC., a Delaware corporation (the “Company”), and HABIB KHOURY (“Executive”), with respect to that certain Employment Agreement between G8Wave, Inc., a Delaware corporation, and Executive, dated as of April 2, 2007, which sets forth the terms of Executive’s employment with the Company (the “Agreement”). The Agreement was assumed by the Company pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2007, among International Food and Wine Consultants, Inc., a Delaware corporation (the Company’s predecessor), G8Wave, Inc., and G8Wave Acquisition Corp., a Delaware corporation. Terms capitalized and not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1          Amendment to Section 3.1 of the Agreement. Section 3.1 of the Agreement shall be deleted in its entirety and is hereby amended to read in full as follows:

“3.1  Compensation and Benefits.

 (A)  Base Salary. During the Term, the Company shall pay the Executive a base salary of $280,000 per year (said amount, together with any increases as may be determined from time to time by the Board in its sole discretion, being hereinafter referred to as the “Base Salary”). Such Base Salary shall be retroactive to March 1, 2007 and prorated for any partial year of employment on the basis of a 365-day fiscal year. Subject to the Company’s election to make a Stock Payment pursuant to Section 3.1(B), the Base Salary shall be payable in accordance with the Company’s general payroll practices.

 (B)   Stock Payment. The Company may, in the sole and absolute discretion of the Company’s Board of Directors, elect to pay the Base Salary in shares of common stock of the Company issued under the Company’s 2007 Equity Incentive Plan (a “Stock Election”); provided, however, that the Company shall be permitted to make a Stock Election for no more than eight (8) pay periods annually; provided, that the Company’s right to make a Stock Election shall terminate immediately prior to the Company’s consummation of an acquisition of all or substantially all of the business of another entity or the acquisition by another entity of all or substantially all of the Company’s business, in each case, whether by merger, asset sale, stock sale, or other form of transaction. Without limiting the foregoing, the Executive shall have no discretion with respect to any Stock Election made by the Company, including, without limitation, the timing thereof. In the event of a Stock Election, the Executive shall be entitled to receive a number of shares of the Company’s common stock equal to (i) the portion of the Base Salary to which the Executive is entitled during the pay period for which a Stock Election has been made (less all payroll deductions and all required withholdings payable in a regular periodic payment), divided by (ii) the closing price of the Company’s common stock as traded on the Over The Counter Bulletin Board on the last business day of the pay period for which a Stock Election has been made (shares issued pursuant to a Stock Election being hereinafter referred to as “Compensation Shares”). Certificates for Compensation Shares shall be delivered to the Executive promptly after the last day of the pay period for which a Stock Election was made. The Company agrees that Compensation Shares shall be deemed to be issued to the Executive as the record owner of such Compensation Shares as of the close of business on the last day of the pay period for which the Stock Election was made.

2.   No Other Modification. Except as amended by this Amendment, the Agreement remains unmodified and in full force and effect.

3.   Counterparts; Delivery by Facsimile. This Amendment may be executed in any number of counterparts, including counterparts transmitted by electronic mail or facsimile, each of which when so executed and delivered shall be deemed an original, and all of which taken together shall constitute but one and the same instrument

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IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed and delivered by their respective representatives, thereunto duly authorized, as of the date first above written.

COMPANY: G8WAVE HOLDINGS, INC., a Delaware corporation By: /s/ William E. Duke, Jr. Name: William E. Duke, Jr. Title: Chief Financial Officer EXECUTIVE: /s/ Habib Khoury Habib Khoury